EXHIBIT 10.2

FIRST AMENDMENT AGREEMENT
THIS FIRST AMENDMENT AGREEMENT, dated as of December 3, 2014 (this “Amendment”), is among MERCURY GENERAL CORPORATION (the “Borrower”), the various financial institutions parties hereto (collectively, the “Lenders”) and BANK OF AMERICA, N.A., as administrative agent (the “Administrative Agent”). Terms defined in the Credit Agreement (as defined below) are, unless otherwise defined herein or the context otherwise requires, used herein as defined therein.
WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement dated as of July 2, 2013 (the “Credit Agreement”) and wish to amend the Credit Agreement as set forth herein;
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:
SECTION 1.    AMENDMENTS TO CREDIT AGREEMENT. Effective as of the Amendment Effective Date (as hereinafter defined), the Credit Agreement is amended as follows:
1.1    Amendment to Section 1.01. Section 1.01 is amended by (a) amending the following definitions in their entirety to read as follows:
“Eurodollar Rate” means:
(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably

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determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Loan Notice” means a notice of (a) a borrowing hereunder, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Maturity Date” means December 3, 2019; provided that if such date is not a Business Day, the Maturity Date shall be the next succeeding Business Day.
“Responsible Officer” means the chief executive officer, president, chief financial officer, corporate secretary, treasurer, assistant treasurer or controller of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
(b) adding the following new definitions in proper alphabetical order:
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering, including the United States Foreign Corrupt Practices Act of 1977.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

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“First Amendment” means the First Amendment Agreement dated as of December 3, 2014 among the Borrower, the Lenders party thereto and the Administrative Agent.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.
and (c) inserting the following phrase in the definition of “Interest Period” after the words “six months”: “(in each case, subject to availability)”.
1.2    Amendment to Section 1.05. Section 1.05 is amended in its entirety to read as follows:
1.05    Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to California time (daylight or standard, as applicable).
The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.
1.3    Amendment to Section 2.02(a). Section 2.02(a) is amended in its entirety to read as follows:
(a)    Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the

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Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(b), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice for a Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Administrative Agent does not receive from the Borrower a timely notice requesting a conversion or continuation of Eurodollar Rate Loans then the applicable Loans shall be continued as Eurodollar Rate Loans with an Interest Period of one month; provided that if the Administrative Agent determines that any circumstance that would permit any Lender or the Administrative Agent to give a notice pursuant to Section 3.02 or Section 3.03 exists, the applicable Loans shall be converted to Base Rate Loans. Any such automatic continuation or conversion of Eurodollar Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
1.4    Amendment to Section 3.01. Section 3.01 is amended by adding the following new subsection (h) at the end of Section 3.01:
(h)    The Borrower hereby certifies to the Administrative Agent and the Lenders that the obligations of the Borrower set forth in the Agreement, as modified by this Amendment, qualify as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).  From and after the effective date of the First Amendment, the Borrower shall indemnify the Administrative Agent, and hold it harmless from, any and all losses, claims, damages, liabilities and related interest, penalties and expenses, including, without limitation, Taxes and the fees, charges and disbursements of any counsel for any of the foregoing, arising in connection with the Administrative Agent’s treating, for purposes of determining withholding Taxes imposed under the Foreign Account Tax Compliance Act (FATCA), the First Amendment as qualifying as a "grandfathered obligation" within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).  The Borrower’s obligations hereunder shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of

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the Commitments and the repayment, satisfaction or discharge of all of the Obligations.
1.5    Amendment to Section 3.03. Section 3.03 is amended in its entirety to read as follows:
3.03    Inability to Determine Rates. If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (a)  the Administrative Agent determines that (i) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (a) (i) above, “Impacted Loans”), or (b) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of, or conversion to or continuation of, Base Rate Loans in the amount specified therein.
Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) (i) of this section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of the first sentence of this section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge

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interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
1.6    Amendment to Section 3.06. Section 3.06 is amended by inserting the following sentence at the beginning thereof:
Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement.
1.7    Amendments to Article V. Article V is amended by adding the following new Sections 5.19 and 5.20 to the end thereof:
5.19    OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions or (ii) located, organized or resident in a Designated Jurisdiction.
5.20    Anti-Corruption Laws. The Borrower and its Subsidiaries have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.
1.8    Amendment to Article VI. Article VI is amended by adding the following new Section 6.13 to the end thereof:
6.13    Anti-Corruption Laws. Conduct its businesses in compliance in all material respects with applicable Anti-Corruption Laws and maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws.
1.9    Amendments to Section 7.11. (a) Section 7.11(a) is amended by replacing “December 31, 2013” with “December 31, 2014”, and (b) Section 7.11(b) is amended by replacing “December 31, 2013” with “December 31, 2014”.
1.10    Amendments to Article VII. Article VII is amended by adding the following new Sections 7.12 and 7.13 to the end thereof:
7.12    Sanctions. The Borrower shall not, and shall not permit its Subsidiaries to, use the proceeds of any Credit Extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity

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(including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, or otherwise) of Sanctions.
7.13    Anti-Corruption Laws. The Borrower shall not directly or indirectly use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, or other similar legislation in other jurisdictions applicable to the Borrower.
1.11    Amendment to Section 8.02. Section 8.02 is amended in its entirety to read as follows:
8.02    Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)    declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)    declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)    require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)    exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
1.12    Amendment to Section 10.02(c). Section 10.02(c) is amended in its entirety to read as follows:

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(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
1.13    Amendment to Section 10.02(e). Section 10.02(e) is amended by replacing the phrase “(including telephonic or electronic Loan Notices and Letter of Credit Applications)” with the phrase “(including telephonic notices, Loan Notices and Letter of Credit Applications)”.
1.14    Amendment to Section 10.18. Section 10.18 is amended in its entirety to read as follows:
10.18    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform

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Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.
1.15    Amendment to Schedule 2.01. Schedule 2.01 is replaced with Schedule 2.01 attached to this Amendment. The increases in the Commitments are made pursuant to Section 2.13 of the Credit Agreement.
SECTION 2.    CONDITIONS PRECEDENT. This Amendment shall become effective on the date (the “Amendment Effective Date”) when (a) the Administrative Agent shall have received this Amendment, duly executed by the Borrower, the Administrative Agent and the Lenders, (b) the Administrative Agent shall have received certified resolutions of the Borrower authorizing the execution and delivery of this Amendment and the performance of the Credit Agreement as amended hereby, (c) the Administrative Agent shall have received a favorable opinion of legal counsel to the Borrower, addressed to the Administrative Agent and each Lender, in form and substance reasonably satisfactory to the Administrative Agent and (d) the Borrower shall have paid all fees required to be paid, and all expenses for which invoices have been presented, on or before the date hereof.
SECTION 3.    REPRESENTATIONS AND WARRANTIES. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and each Lender as follows:
3.1    Due Authorization, Non‑Contravention, etc. The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of the Borrower’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which the Borrower is a party or affecting the Borrower or the properties of the Borrrower or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject; or (c) violate any Law.
3.2    Government Approval, Regulation, etc. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Amendment; except for approvals, consents, exemptions, authorizations, actions, notices or filings (i) which have already been obtained or made or (ii) for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect and such failure could be cured without unreasonable delay or cost.
3.3    Validity, etc. This Amendment has been duly executed and delivered by the Borrower. This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

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3.4    No Default or Event of Default. No Default or Event of Default has occurred and is continuing or will result from the execution and delivery or effectiveness of this Amendment.
3.5    Representations and Warranties. The representations and warranties of the Loan Parties contained in Article V of the Credit Agreement (as amended hereby) and in the other Loan Documents are true and correct in all material respects as of the Amendment Effective Date, with the same effect as though made on such date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
SECTION 4.    MISCELLANEOUS.
4.1    Continuing Effectiveness, etc. This Amendment shall be deemed to be an amendment to the Credit Agreement, and the Credit Agreement, as amended hereby, and all other Loan Documents shall remain in full force and effect and each is hereby ratified, approved and confirmed in each and every respect. After the effectiveness of this Amendment in accordance with its terms, all references to the Credit Agreement in the Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Credit Agreement as amended hereby.
4.2    Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket expenses of the Administrative Agent (including the reasonable fees and out‑of‑pocket expenses of counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of this Amendment.
4.3    Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.
4.4    Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.
4.5    Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts (and by different parties hereto in different counterparts), each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic “.pdf” file shall be effective as delivery of a manually executed counterpart hereof.
4.6    Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.
4.7    Successors and Assigns. Subject to any restrictions on assignment contained in the Credit Agreement, the Credit Agreement and this Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

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[Signatures follow]

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IN WITNESS WHEREOF, the undersigned have duly executed this First Amendment Agreement as of the date first set forth above.

MERCURY GENERAL CORPORATION

By: /s/ Theodore Stalick
Name: Theodore Stalick
Title: SVP – CFO

711847469 08131378    [Signature Page to First Amendment Agreement]

BANK OF AMERICA, N.A., as
Administrative Agent and L/C Issuer

By: /s/ Bansree M. Parikh
Name: Bansree M. Parikh
Title: Senior Vice President

711847469 08131378    [Signature Page to First Amendment Agreement]

BANK OF AMERICA, N.A., as a Lender

By: /s/ Bansree M. Parikh
Name: Bansree M. Parikh
Title: Senior Vice President

711847469 08131378    [Signature Page to First Amendment Agreement]

MUFG UNION BANK, N.A., as a Lender

By: /s/ Glenn Schuermann
Name: Glenn Schuermann
Title: Authorized Signatory

711847469 08131378    [Signature Page to First Amendment Agreement]

SCHEDULE 2.01
APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$150,000,000	60.000000000%
MUFG Union Bank, N.A.	$100,000,000	40.000000000%
Total	$250,000,000	100.000000000%

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